Exhibit 5.36

CONSENT OF S. RIVARD

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Stéphane Rivard
By:	Stéphane Rivard, P. Eng.
Senior Director, Technical Services
IAMGOLD Corporation

Dated: May 15, 2020